Filed Pursuant to Rule 424(b)(2)
Registration No. 333-261476
The Bank of Nova Scotia
$2,810,000 Digital Basket-Linked Notes Due October 2, 2024
The notes do not bear interest. The amount that you will be paid on your notes on the maturity date (October 2, 2024) is based on the performance of an equally-weighted basket comprised of the American depositary receipts of 20 companies (the basket components) as measured from the trade date (August 29, 2023) to and including the valuation date (September 30, 2024). For a full list of the basket components, see “About the Basket” herein.
The initial basket level was set to 100 on the trade date and the final basket level will equal the sum of the products, as calculated for each basket component, of: (i) the final component price divided by the initial component price (which in each case is the closing price of the applicable basket component on the trade date), multiplied by (ii) the applicable initial weighted value for each basket component set forth under “About the Basket” herein. If the final basket level on the valuation date is equal to or greater than 85.00% of the initial basket level, you will receive the maximum payment amount of $1,169.00 for each $1,000 principal amount of your notes. If the final basket level is less than 85.00% of the initial basket level, the return on your notes will be negative and you may lose up to your entire principal amount. Specifically, you will lose approximately 1.1765% for every 1% negative basket return below 85.00% of the initial basket level. Any payment on your notes is subject to the creditworthiness of The Bank of Nova Scotia.
To determine your payment at maturity, we will calculate the basket return, which is the percentage increase or decrease in the final basket level from the initial basket level. At maturity, for each $1,000 principal amount of your notes:
●
if the final basket level is equal to or greater than 85.00% of the initial basket level (the basket return is equal to or greater than -15.00%), you will receive an amount in cash equal to the maximum payment amount; or

●
if the final basket level is less than the initial basket level by more than 15.00% (the basket return is negative and is less than -15.00%), you will receive an amount in cash equal to the sum of (i) $1,000 plus (ii) the product of (a) $1,000 times (b) the buffer rate of approximately 117.65% times (c) the sum of the basket return plus 15.00%.

Declines in the price of one basket component may offset increases in the prices of the other basket components. In addition, no payments on your notes will be made prior to maturity.
Investment in the notes involves certain risks. You should refer to “Additional Risks” beginning on page P-16 of this pricing supplement and “Additional Risk Factors Specific to the Notes” beginning on page PS-6 of the accompanying product supplement and “Risk Factors” beginning on page S-2 of the accompanying prospectus supplement and on page 7 of the accompanying prospectus.
The initial estimated value of your notes at the time the terms of your notes were set on the trade date was $955.82 per $1,000 principal amount, which is less than the original issue price of your notes listed below. See “Additional Information Regarding Estimated Value of the Notes” on the following page and “Additional Risks” beginning on page P-16 of this document for additional information. The actual value of your notes at any time will reflect many factors and cannot be predicted with accuracy.
	Per Note	Total[1]
Original Issue Price	100.00%	$2,810,000.00
Underwriting commissions	0.82%	$23,042.00
Proceeds to The Bank of Nova Scotia	99.18%	$2,786,958.00
1 For additional information, see “Supplemental Plan of Distribution (Conflicts of Interest)” herein.
Neither the United States Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement, the accompanying prospectus, prospectus supplement or product supplement. Any representation to the contrary is a criminal offense.
The notes are not insured by the Canada Deposit Insurance Corporation (the “CDIC”) pursuant to the Canada Deposit Insurance Corporation Act (the “CDIC Act”) or the U.S. Federal Deposit Insurance Corporation or any other government agency of Canada, the United States or any other jurisdiction.

Scotia Capital (USA) Inc.	Goldman Sachs & Co. LLC Dealer

Pricing Supplement dated August 29, 2023

The Digital Basket-Linked Notes Due October 2, 2024 (the “notes”) offered hereunder are unsubordinated and unsecured obligations of The Bank of Nova Scotia (the “Bank”) and are subject to investment risks including possible loss of the principal amount invested due to the negative performance of the basket and the credit risk of the Bank. As used in this pricing supplement, the “Bank,” “we,” “us” or “our” refers to The Bank of Nova Scotia. The notes will not be listed on any U.S. securities exchange or automated quotation system.
The return on your notes will relate to the price return of the basket components and will not include any dividends that may be paid on the basket components. The notes are derivative products based on the performance of the basket. The notes do not constitute a direct investment in any of the basket components. By acquiring the notes, you will not have a direct economic or other interest in, claim or entitlement to, or any legal or beneficial ownership of any basket component, and will not have any rights as a shareholder, unitholder or other security holder of any of the issuers of the basket components (each, a “basket component issuer” and together, the “basket component issuers”) including, without limitation, any voting rights or rights to receive dividends or other distributions.
Scotia Capital (USA) Inc. (“SCUSA”), our affiliate, has agreed to purchase the notes from us for distribution to other registered broker dealers. SCUSA or any of its affiliates or agents may use this pricing supplement in market-making transactions in notes after their initial sale. Unless we, SCUSA or another of our affiliates or agents selling such notes to you informs you otherwise in the confirmation of sale, this pricing supplement is being used in a market-making transaction. See “Supplemental Plan of Distribution (Conflicts of Interest)” in this pricing supplement and “Supplemental Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement.
The original issue price, commissions and proceeds to the Bank listed above relate to the notes we issue initially. We may decide to sell additional notes after the date of this pricing supplement, at original issue prices and with commissions and proceeds to the Bank that differ from the amounts set forth above. The return (whether positive or negative) on your investment in the notes will depend in part on the original issue price you pay for such notes.
Additional Information Regarding Estimated Value of the Notes
On the cover page of this pricing supplement, the Bank has provided the initial estimated value for the notes. The initial estimated value was determined by reference to the Bank’s internal pricing models, which take into consideration certain factors, such as the Bank’s internal funding rate on the trade date and the Bank’s assumptions about market parameters. For more information about the initial estimated value, see “Additional Risks — Risks Relating to Estimated Value and Liquidity” beginning on page P-19.
The economic terms of the notes (including the maximum payment amount) are based on the Bank’s internal funding rate, which is the rate the Bank would pay to borrow funds through the issuance of similar market-linked notes, the underwriting discount and the economic terms of certain related hedging arrangements. Due to these factors, the original issue price you pay to purchase the notes is greater than the initial estimated value of the notes. The Bank’s internal funding rate is typically lower than the rate the Bank would pay when it issues conventional fixed rate debt securities as discussed further under “Additional Risks — Risks Relating to Estimated Value and Liquidity — Neither the Bank’s nor GS&Co.’s estimated value of the notes at any time is determined by reference to credit spreads or the borrowing rate the Bank would pay for its conventional fixed-rate debt securities”. The Bank’s use of its internal funding rate reduces the economic terms of the notes to you.
The value of your notes at any time will reflect many factors and cannot be predicted; however, the price (not including Goldman Sachs & Co. LLC’s (“GS&Co.’s”) customary bid and ask spreads) at which GS&Co. would initially buy or sell the notes in the secondary market (if GS&Co. makes a market, which it is not obligated to do) and the value that GS&Co. will initially use for account statements and otherwise is equal to approximately GS&Co.’s estimate of the market value of your notes on the trade date, based on its pricing models and taking into account the Bank’s internal funding rate, plus an additional amount (initially equal to $7.00 per $1,000 principal amount).
Prior to November 29, 2023, the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would buy or sell your notes (if it makes a market, which it is not obligated to do) will equal approximately the sum of (a) the then-current estimated value of your notes (as determined by reference to GS&Co.’s pricing models) plus (b) any remaining additional amount (the additional amount will decline to zero on a straight-line basis from the time of pricing through November 28, 2023). On and after November 29, 2023, the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would buy or sell your notes (if it makes a market) will equal approximately the then-current estimated value of your notes determined by reference to such pricing models. For additional information regarding the value of your notes shown in your GS&Co. account statements and the price at which GS&Co. would buy or sell your notes (if GS&Co. makes a market, which it is not obligated to do), each based on GS&Co.’s pricing models; see “Additional Risks — Risks Relating to Estimated Value and Liquidity — The price at which GS&Co. would buy or sell your notes (if GS&Co. makes a market, which it is not obligated to do) will be based on GS&Co.’s estimated value of your notes” herein.
We urge you to read the “Additional Risks” beginning on page P-16 of this pricing supplement.

SUMMARY

The information in this “Summary” section is qualified by the more detailed information set forth in this pricing supplement, the accompanying prospectus, prospectus supplement, and product supplement, each filed with the SEC. See “Additional Terms of Your Notes” in this pricing supplement.
Issuer:	The Bank of Nova Scotia (the “Bank”)
Issue:	Senior Note Program, Series A
CUSIP/ISIN:	06417YTG4 / US06417YTG43
Type of Notes:	Digital Basket-Linked Notes
Basket:	An equally weighted basket comprised of the basket components; see “About the Basket” herein.
Basket Components:	The 20 American depositary receipts listed under “About the Basket” herein.
Minimum Investment and Denominations:	$1,000 and integral multiples of $1,000 in excess thereof
Principal Amount:
$1,000 per note; $2,810,000 in the aggregate for all the notes; the aggregate principal amount of the notes may be increased if the Bank, at its sole option, decides to sell an additional amount of the notes on a date subsequent to the date of this pricing supplement.

Original Issue Price:	100% of the principal amount of each note
Currency:	U.S. dollars
Trade Date:	August 29, 2023
Original Issue Date:
September 6, 2023
Delivery of the notes will be made against payment therefor on the 5th business day following the date of pricing of the notes (this settlement cycle being referred to as “T+5”). Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days (“T+2”), unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes prior to the second business day before delivery of the notes will be required, by virtue of the fact that each note initially will settle in five business days (T+5), to specify alternative settlement arrangements to prevent a failed settlement.

Valuation Date:
September 30, 2024
The valuation date could be delayed by the occurrence of a market disruption event. See “General Terms of the Notes — Market Disruption Events” in the accompanying product supplement. Further, if the valuation date is not a trading day with respect to a basket component, the valuation date will be postponed in the same manner as if a market disruption event has occurred with respect to such basket component.

Maturity Date:
October 2, 2024, subject to adjustment due to a market disruption event, a non-trading day with respect to one or more basket components or a non-business day, as described in more detail under “General Terms of the Notes—Maturity Date” in the accompanying product supplement

Principal at Risk:	You may lose all or a substantial portion of your investment in the notes if there is a percentage decrease from the initial basket level to the final basket level of more than 15.00%

Purchase at amount other than principal amount:
The amount we will pay you on the maturity date for your notes will not be adjusted based on the original issue price you pay for your notes, so if you acquire notes at a premium (or discount) to the principal amount and hold them to the maturity date, it could affect your investment in a number of ways. The return on your investment in such notes will be lower (or higher) than it would have been had you purchased the notes at the principal amount. Also, if you purchased the notes at a premium to the principal amount and if the final basket level is less than the threshold level, you will incur a greater percentage decrease in your investment in the notes than would have been the case if you had purchased the notes at the principal amount. Additionally, the threshold settlement amount and maximum payment amount will permit a lower (or higher) positive return than indicated below, relative to your initial investment. See “Additional Risks — Risks Relating to Estimated Value and Liquidity — If you purchase your notes at a premium to the principal amount, the return on your investment will be lower than the return on notes purchased at the principal amount and the impact of certain key terms of the notes will be negatively affected” herein.

Fees and Expenses:
As part of the distribution of the notes, SCUSA or one of our other affiliates has agreed to sell the notes to GS&Co. at a discount reflecting selling commissions of $8.20 per $1,000 principal amount of notes. GS&Co. initially offered the notes to the public at the original issue price set forth on the cover of this pricing supplement. See “Supplemental Plan of Distribution (Conflicts of Interest)” in this pricing supplement.
A fee will also be paid to SIMON Markets LLC, a broker-dealer in which an affiliate of GS&Co. holds an indirect minority equity interest, for services it is providing in connection with this offering.
At the time we issue the notes, we will enter into certain hedging arrangements (which may include call options, put options or other derivatives) with GS&Co. or one of its affiliates.
The price at which you purchase the notes includes costs that the Bank, GS&Co. or our or their respective affiliates expect to incur and profits that the Bank, GS&Co. or our or their respective affiliates expect to realize in connection with hedging activities related to the notes, as set forth above. These costs and profits will likely reduce the secondary market price, if any secondary market develops, for the notes. As a result, you may experience an immediate and substantial decline in the market value of your notes on the trade date. See “Additional Risks — Risks Relating to Hedging Activities and Conflicts of Interest — Hedging activities by the Bank and GS&Co. may negatively impact investors in the notes and cause our respective interests and those of our clients and counterparties to be contrary to those of investors in the notes” in this pricing supplement.

Payment at Maturity:
The payment at maturity, for each $1,000 principal amount of notes, will be based on the performance of the basket and will be calculated as follows:
•    If the final basket level is equal to or greater than the threshold level, then the payment at maturity will equal:
o    the threshold settlement amount; or
•    If the final basket level is less than the threshold level, then the payment at maturity will equal:
o    principal amount + [principal amount × buffer rate × (basket return + threshold amount)]
In this case you will suffer a percentage loss on your investment equal to the buffer rate multiplied by the negative basket return in excess of the threshold amount. Accordingly, you could lose up to 100% of your investment in the notes.

Initial Basket Level:	100

Initial Weighted Value; Initial Weight in Basket:
The initial weighted value for each of the basket components equals the product of the initial weight in the basket of such basket component times the initial basket level. The initial weight in the basket and the initial weighted value for each basket component are set forth under “About the Basket” herein.

Initial Component Price:
For each basket component, the closing price of such basket component calculated on the trade date, as determined by the calculation agent and set forth under “About the Basket” herein, subject to adjustment as described under “General Terms of the Notes — Adjustments Relating to Notes Linked to a Basket of Reference Equities or Reference Indexes” and “General Terms of the Notes — Anti-Dilution Adjustments Relating to a Reference Equity” in the accompanying product supplement.

Final Component Price:
For each basket component, the closing price of such basket component calculated on the valuation date.
If a basket component is delisted or trading of the basket component is suspended on the primary exchange for such basket component, and such basket component is immediately re-listed or approved for trading on a successor exchange which is a major U.S. securities exchange registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) as determined by the calculation agent (a “successor exchange”), then such basket component will continue to be deemed the basket component. If a basket component is delisted or trading of the basket component is suspended on the primary exchange for such basket component, and such basket component is not immediately re-listed or approved for trading on a successor exchange, then the final component price for that basket component will be determined by the calculation agent in a manner designed to achieve a commercially reasonable result, which may include deeming the closing price of such basket component on the trading day immediately prior to the delisting or suspension, as applicable, to be the final component price of such basket component.
If a basket component issuer or any successor entity becomes subject to a merger or consolidation with the Bank or any of its affiliates, then the calculation agent will deem the closing price of the original basket component on the trading day immediately prior to the announcement date of such event to be the final component price of such basket component.
In certain special circumstances, the basket component price will be determined by the calculation agent, in its discretion. See “General Terms of the Notes — Market Disruption Events” in the accompanying product supplement.
For purposes of the notes, the sections “General Terms of the Notes — Unavailability of the Closing Value of a Reference Asset; Adjustments to a Reference Asset — Unavailability of the Closing Value of a Reference Equity”, “— Delisting of, or Change in Law Affecting, ADRs; Termination of ADR Facility”, “— Adjustments Relating to Notes Linked to a Basket of Reference Equities or Reference Indexes”, “— Anti-Dilution Adjustments Relating to a Reference Equity — Share-for-Cash Events and Issuer Merger Events” and the second paragraph under “— Anti-Dilution Adjustments Relating to a Reference Equity — Valuation of Distribution Property” in the accompanying product supplement shall be deemed to be deleted.

Final Basket Level:
The sum of the products, as calculated for each basket component, of: (i) the final component price of such basket component divided by the initial component price of such basket component, multiplied by (ii) the initial weighted value of such basket component

Basket Return:
The basket return, expressed as a percentage, with respect to the payment at maturity, is calculated as follows:
final basket level – initial basket level
initial basket level
For the avoidance of doubt, the basket return may be a negative value.

Threshold Level:	85.00% of the initial basket level
Threshold Settlement Amount:	$1,169.00 for each $1,000 principal amount of your notes
Cap Level:	116.90% of the initial basket level
Maximum Payment Amount:	The Threshold Settlement Amount
Threshold Amount:	15.00%
Buffer Rate:	The quotient of the initial basket level divided by the threshold level, expressed as a percentage, which equals approximately 117.65%
Closing Price:
As used herein, the “closing price” of a basket component on any date will equal the closing sale price or last reported sale price, regular way (or, in the case of The Nasdaq Stock Market, the official closing price), on a per-share basis on the principal national securities exchange on which the basket component is listed for trading on that day, or, if the basket component is not quoted on any national securities exchange on that day, on any other market system or quotation system that is the primary market for the trading of such basket component.
If the closing price for a basket component is not available as described above, then the closing price for such basket component on any day will be the average, as determined by the calculation agent, of the bid prices for such basket component obtained from as many dealers in such basket component selected by the calculation agent as will make those bid prices available to the calculation agent. The number of dealers need not exceed three and may include the calculation agent, the dealer or any of its or our affiliates.

Trading Day:	With respect to each basket component, a day on which the principal trading market for such basket component is open for trading
Form of Notes:	Book-entry
Calculation Agent:	Scotia Capital Inc., an affiliate of the Bank
Status:
The notes will constitute direct, unsubordinated and unsecured obligations of the Bank ranking pari passu with all other direct, unsecured and unsubordinated indebtedness of the Bank from time to time outstanding (except as otherwise prescribed by law). Holders will not have the benefit of any insurance under the provisions of the CDIC Act, the U.S. Federal Deposit Insurance Act or under any other deposit insurance regime of any jurisdiction.

Tax Redemption:
The Bank (or its successor) may redeem the notes, in whole but not in part, at a redemption price determined by the calculation agent in a manner reasonably calculated to preserve your and our relative economic position, if it is determined that changes in tax laws or their interpretation will result in the Bank (or its successor) becoming obligated to pay additional amounts with respect to the notes. See “Tax Redemption” in the accompanying product supplement.

Listing:	The notes will not be listed on any securities exchange or quotation system

Use of Proceeds:	General corporate purposes
Clearance and Settlement:	Depository Trust Company
Business Day:	A day other than a Saturday or Sunday or a day on which banking institutions in New York City are authorized or required by law to close
Terms Incorporated:	All of the terms appearing above the item under the caption “General Terms of the Notes” in the accompanying product supplement, as modified by this pricing supplement
Canadian Bail-in:	The notes are not bail-inable debt securities under the CDIC Act
Investing in the notes involves significant risks. You may lose all or a substantial portion of your investment. Any payment on the notes, including any repayment of principal, is subject to the creditworthiness of the Bank. If the Bank were to default on its payment obligations you may not receive any amounts owed to you under the notes and you could lose up to your entire investment.

ABOUT THE BASKET

The following table lists the basket components and related information, including their corresponding Bloomberg Professional® service (“Bloomberg”) tickers, primary listings, initial weights in the basket, initial weighted values and initial component prices. Each of the basket component issuers faces its own business risks and other competitive factors. Any of those factors may affect the basket return, and, consequently, the amount payable on your notes, if any, on the maturity date. Our offering of the notes does not constitute a recommendation by the Bank, GS&Co. or any of our or their respective affiliates to invest in the basket or any basket component or the notes. You should make your own investigation of the basket components and the basket component issuers and whether to obtain exposure to the basket through an investment in the notes.
Calculation of the Basket
The initial basket level was set to 100 on the trade date. The final basket level will be determined on the valuation date and will be equal to the sum of the products, as calculated for each basket component, of (i) the final component price of such basket component divided by the initial component price of such basket component, multiplied by (ii) the initial weighted value of such basket component. For each basket component, the initial weighted value is equal to the product of the initial weight of such basket component in the basket multiplied by the initial basket level.
Bloomberg Ticker	Basket Component	Primary Listing	Initial Weight in the Basket	Initial Weighted Value	Initial Component Price
ATHM UN	Autohome Inc.	New York Stock Exchange	5.00%	5.00	$30.04
BABA UN	Alibaba Group Holding Limited	New York Stock Exchange	5.00%	5.00	$94.03
BEKE UN	KE Holdings Inc.	New York Stock Exchange	5.00%	5.00	$15.83
BIDU UW	Baidu, Inc.	Nasdaq Global Select Market	5.00%	5.00	$140.71
BILI UW	Bilibili Inc.	Nasdaq Global Select Market	5.00%	5.00	$15.82
BZ UW	Kanzhun Limited	Nasdaq Global Select Market	5.00%	5.00	$14.87
FUTU UQ	Futu Holdings Limited	Nasdaq Global Market	5.00%	5.00	$60.01
IQ UW	iQIYI, Inc.	Nasdaq Global Select Market	5.00%	5.00	$4.94
JD UW	JD.com, Inc.	Nasdaq Global Select Market	5.00%	5.00	$34.50
KC UW	Kingsoft Cloud Holdings Limited	Nasdaq Global Select Market	5.00%	5.00	$5.86
NTES UW	NetEase, Inc.	Nasdaq Global Select Market	5.00%	5.00	$104.91
PDD UW	PDD Holdings Inc.	Nasdaq Global Select Market	5.00%	5.00	$93.22
QFIN UW	Qifu Technology, Inc.	Nasdaq Global Select Market	5.00%	5.00	$17.25
TAL UN	TAL Education Group	New York Stock Exchange	5.00%	5.00	$7.16
TCOM UW	Trip.com Group Limited	Nasdaq Global Select Market	5.00%	5.00	$39.98
TME UN	Tencent Music Entertainment Group	New York Stock Exchange	5.00%	5.00	$6.92
VIPS UN	Vipshop Holdings Limited	New York Stock Exchange	5.00%	5.00	$16.42
WB UW	Weibo Corporation	Nasdaq Global Select Market	5.00%	5.00	$13.33
YMM UN	Full Truck Alliance Co. Ltd.	New York Stock Exchange	5.00%	5.00	$7.12
YY UW	JOYY Inc.	Nasdaq Global Select Market	5.00%	5.00	$33.96

ADDITIONAL TERMS OF YOUR NOTES

You should read this pricing supplement together with the prospectus dated December 29, 2021, as supplemented by the prospectus supplement dated December 29, 2021 and the product supplement (Market-Linked Notes, Series A) dated December 29, 2021, relating to our Senior Note Program, Series A, of which these notes are a part. Capitalized terms used but not defined in this pricing supplement will have the meanings given to them in the product supplement. In the event of any conflict between this pricing supplement and any of the foregoing, the following hierarchy will govern: first, this pricing supplement; second, the accompanying product supplement; third, the prospectus supplement; and last, the prospectus. The notes may vary from the terms described in the accompanying prospectus, prospectus supplement and product supplement in several important ways. You should read this pricing supplement carefully, including the documents incorporated by reference herein.
This pricing supplement, together with the documents listed below, contains the terms of the notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Additional Risk Factors Specific to the Notes” in the accompanying product supplement, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors concerning an investment in the notes. You may access these documents on the SEC website at www.sec.gov as follows (or if that address has changed, by reviewing our filings for the relevant date on the SEC website).
Product Supplement (Market-Linked Notes, Series A) dated December 29, 2021:
http://www.sec.gov/Archives/edgar/data/0000009631/000091412121007899/bn56675857-424b2.htm
Prospectus Supplement dated December 29, 2021:
http://www.sec.gov/Archives/edgar/data/0000009631/000091412121007897/bn56815298-424b3.htm
Prospectus dated December 29, 2021:
http://www.sec.gov/Archives/edgar/data/9631/000119312521368646/d240752d424b3.htm

INVESTOR SUITABILITY

The notes may be suitable for you if:
•	You fully understand and are willing to accept the risks inherent in an investment in the notes, including the risk of losing all or a substantial portion of your investment
•
You can tolerate a loss of up to 100% of your investment and are willing to make an investment that, if the final basket level is less than the threshold level, has an accelerated downside risk greater than the downside market risk of a hypothetical investment in the basket or in the basket components

•
You believe that the final basket level will be equal to or greater than the threshold level and that the appreciation of the level of the basket is unlikely to exceed the cap on appreciation within the maximum payment amount

•	You are willing to hold the notes to maturity, a term of approximately 13 months, and accept that there may be little or no secondary market for the notes
•
You understand and accept that your potential payment at maturity is limited to the maximum payment amount and you are willing to invest in the notes based on the maximum payment amount indicated on the cover hereof

•	You can tolerate fluctuations in the price of the notes prior to maturity that may be similar to or exceed the downside fluctuations in the price of the basket components
•	You do not seek current income from your investment and are willing to forgo any dividends paid on the basket components
•	You are willing to accept the single equity risks associated with the basket components
•
You are willing to assume the credit risk of the Bank for all payments under the notes, and understand that if the Bank defaults on its obligations you may not receive any amounts due to you including any repayment of principal

The notes may not be suitable for you if:
•	You do not fully understand or are unwilling to accept the risks inherent in an investment in the notes, including the risk of losing all or a substantial portion of your investment
•	You require an investment designed to guarantee a full return of principal at maturity
•
You cannot tolerate a loss of up to 100% of your investment or are not willing to make an investment that, if the final basket level is less than the threshold level, has an accelerated downside risk greater than that of a hypothetical investment in the basket or in the basket components

•
You believe that the final basket level will be less than the threshold level, or you believe that the level of the basket will appreciate over the term of the notes and that the appreciation is likely to equal or exceed the cap on appreciation within the maximum payment amount

•	You seek an investment that has unlimited return potential without a cap on appreciation or you are unwilling to invest in the notes based on the maximum payment amount indicated on the cover hereof
•	You are unable or unwilling to hold the notes to maturity, a term of approximately 13 months, or you seek an investment for which there will be a secondary market
•	You cannot tolerate fluctuations in the price of the notes prior to maturity that may be similar to or exceed the downside fluctuations in the price of the basket components
•	You seek current income from your investment or are unwilling to forgo any dividends paid on the basket components
•	You are not willing to accept the single equity risks associated with the basket components
•	You are not willing to assume the credit risk of the Bank for all payments under the notes
The investor suitability considerations identified above are not exhaustive. Whether or not the notes are a suitable investment for you will depend on your individual circumstances and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the notes in light of your particular circumstances. You should also review “Additional Risks” in this pricing supplement, “Additional Risk Factors Specific to the Notes” beginning on page PS-6 of the accompanying product supplement and “Risk Factors” beginning on page S-2 of the accompanying prospectus supplement and on page 7 of the accompanying prospectus for risks related to an investment in the notes.

HYPOTHETICAL PAYMENTS AT MATURITY ON THE NOTES

The examples set out below are included for illustration only. They should not be taken as an indication or prediction of future investment results and are intended merely to illustrate the impact that the various hypothetical final basket levels on the valuation date could have on the payment at maturity assuming all other variables remain constant.
The examples below are based on a range of final basket levels that are entirely hypothetical; the level of the basket on any day throughout the term of the notes, including the final basket level on the valuation date, cannot be predicted. The basket components have been highly volatile in the past, meaning that the prices of the basket components have changed considerably in relatively short periods, and their performances cannot be predicted for any future period.
The information in the following examples reflects hypothetical rates of return on the notes assuming that they are purchased on the original issue date at the principal amount and held to the maturity date. If you sell your notes in a secondary market prior to the maturity date, your return will depend upon the market value of your notes at the time of sale, which may be affected by a number of factors that are not reflected in the examples below, such as interest rates, the volatility of the basket components and our creditworthiness. In addition, the estimated value of your notes at the time the terms of your notes were set on the trade date (as determined by reference to pricing models used by us) is less than the original issue price of your notes. For more information on the estimated value of your notes, see “Additional Risks — Risks Relating to Estimated Value and Liquidity — The Bank’s initial estimated value of the notes at the time of pricing (when the terms of your notes were set on the trade date) is lower than the original issue price of the notes” in this pricing supplement. The information in the examples also reflect the key terms and assumptions in the box below.
Key Terms and Assumptions
Principal amount	$1,000
Threshold settlement amount	$1,169.00 for each $1,000 principal amount of your notes
Threshold level	85.00% of the initial basket level
Cap level	116.90% of the initial basket level
Initial basket level	100
Threshold amount	15.00%
Buffer rate	Approximately 117.65%
Neither a market disruption event nor a non-trading day occurs with respect to any basket component on the originally scheduled valuation date
No change in or affecting any of the basket components occurs
Notes are purchased on the original issue date at the principal amount and held to the maturity date
The actual performance of the basket over the term of your notes, as well as the amount payable at maturity, if any, may bear little relation to the hypothetical examples shown below or to the historical prices of each basket component shown elsewhere in this pricing supplement. For information about the historical prices of each basket component see “Information Regarding the Basket and the Basket Components” below.
Also, the hypothetical examples shown below do not take into account the effects of applicable taxes. Because of the U.S. tax treatment applicable to your notes, tax liabilities could affect the after-tax rate of return on your notes to a comparatively greater extent than the after-tax return on the basket components.

The levels in the left column of the table below represent hypothetical final basket levels and are expressed as percentages of the initial basket level. The amounts in the right column represent the hypothetical payment at maturity, based on the corresponding hypothetical final basket level (expressed as a percentage of the initial basket level), and are expressed as percentages of the principal amount of a note (rounded to the nearest one-thousandth of a percent). Thus, a hypothetical payment at maturity of 100.000% means that the value of the cash payment that we would pay for each $1,000 of the outstanding principal amount of the notes on the maturity date would equal 100.000% of the principal amount of a note, based on the corresponding hypothetical final basket level (expressed as a percentage of the initial basket level) and the assumptions noted above.
Hypothetical Final Basket Level (as Percentage of Initial Basket Level)	Hypothetical Payment at Maturity (as Percentage of Principal Amount)
140.000%	116.900%
130.000%	116.900%
120.000%	116.900%
116.900%	116.900%
115.000%	116.900%
110.000%	116.900%
105.000%	116.900%
100.000%	116.900%
95.000%	116.900%
90.000%	116.900%
85.000%	116.900%
80.000%	94.118%
70.000%	82.353%
60.000%	70.588%
50.000%	58.824%
25.000%	29.412%
0.000%	0.000%
If, for example, the final basket level were determined to be 25.000% of the initial basket level, the payment at maturity that we would pay on your notes at maturity would be approximately 29.412% of the principal amount of your notes, as shown in the table above. As a result, if you purchased your notes on the original issue date at the principal amount and held them to the maturity date, you would lose approximately 70.588% of your investment (if you purchased your notes at a premium to the principal amount you would lose a correspondingly higher percentage of your investment). If the final basket level were determined to be 0.000% of the initial basket level, you would lose 100.000% of your investment in the notes. In addition, if the final basket level were determined to be 140.000% of the initial basket level, the payment at maturity that we would pay on your notes would be limited to the maximum payment amount, or 116.900% of each $1,000 principal amount of your notes, as shown in the table above. If you held your notes to the maturity date, you would not benefit from any increase in the level of the basket to a final basket level that is greater than the cap level.

The following chart shows a graphical illustration of the hypothetical payment at maturity that we would pay on your notes on the maturity date, if the final basket level were any of the hypothetical levels shown on the horizontal axis. The hypothetical payments at maturity in the chart are expressed as percentages of the principal amount of your notes and the hypothetical final basket levels are expressed as percentages of the initial basket level. The chart shows that any hypothetical final basket level of less than 85.000% (the section left of the 85.000% marker on the horizontal axis) would result in a hypothetical payment at maturity of less than 100.000% of the principal amount of your notes (the section below the 100.000% marker on the vertical axis) and, accordingly, in a loss of principal to the holder of the notes. The chart also shows that any hypothetical final basket level of greater than or equal to 85.000% (the section right of the 85.000% marker on the horizontal axis) would result in a capped return on your investment. Any payment on the notes, including any repayment of principal, is subject to the creditworthiness of the Bank. If the Bank were to default on its payment obligations, you may not receive any amounts owed to you under the notes and you could lose up to your entire investment.
The payments at maturity shown above are entirely hypothetical; they are based on hypothetical final basket levels and prices of the basket components that may not be achieved on the valuation date and on assumptions that may prove to be erroneous. The actual market value of your notes at maturity or at any other time, including any time you may wish to sell your notes, may bear little relation to the hypothetical payments at maturity shown above, and these amounts should not be viewed as an indication of the financial return on an investment in the notes. The hypothetical payments at maturity on the notes held to the maturity date in the examples above assume you purchased your notes at their principal amount and have not been adjusted to reflect the actual original issue price you pay for your notes. The return on your investment (whether positive or negative) in your notes will be affected by the amount you pay for your notes. If you purchase your notes for a price other than the principal amount, the return on your investment will differ from, and may be significantly lower than, the hypothetical returns suggested by the above examples. Please read “Additional Risks — Risks Relating to Estimated Value and Liquidity — The price at which the notes may be sold prior to maturity will depend on a number of factors and may be substantially less than the amount for which they were originally purchased” herein.
Payments on the notes are economically equivalent to the amounts that would be paid on a combination of other instruments. For example, payments on the notes are economically equivalent to a combination of a non-interest-bearing bond bought by the holder and one or more options entered into between the holder and us (with one or more implicit option premiums paid over time). The discussion in this paragraph does not modify or affect the terms of the notes or the U.S. federal income tax treatment of the notes, as described elsewhere in this pricing supplement.

We cannot predict the actual final basket level or what the market value of your notes will be on any particular trading day, nor can we predict the relationship between the price of each basket component and the market value of your notes at any time prior to the maturity date. The actual amount that you will receive, if any, at maturity and the rate of return on the notes will depend on the actual final basket level, which will be determined by the calculation agent as described above. Moreover, the assumptions on which the hypothetical returns are based may turn out to be inaccurate. Consequently, the amount of cash to be paid in respect of your notes, if any, on the maturity date may be very different from the information reflected in the examples above.

ADDITIONAL RISKS

An investment in the notes involves significant risks. In addition to the following risks included in this pricing supplement, we urge you to read “Additional Risk Factors Specific to the Notes” beginning on page PS-6 of the accompanying product supplement and “Risk Factors” beginning on page S-2 of the accompanying prospectus supplement and page 7 of the accompanying prospectus.
You should understand the risks of investing in the notes and should reach an investment decision only after careful consideration, with your advisors, of the suitability of the notes in light of your particular financial circumstances and the information set forth in this pricing supplement and the accompanying prospectus, prospectus supplement and product supplement.
Risks Relating to Return Characteristics
Risk of loss at maturity
You may lose up to your entire investment in the notes. The cash payment on your notes, if any, on the maturity date will be based on the basket return of an equally-weighted basket comprised of the American depositary receipts of 20 companies as measured from the initial basket level of 100 to the final basket level on the valuation date. The Bank will only repay you the full principal amount of your notes if the basket return is equal to or greater than -15.00%. If the basket return is less than -15.00%, you will have a loss for each $1,000 principal amount of your notes equal to the product of (i) the buffer rate times (ii) the sum of the basket return plus the threshold amount times (iii) $1,000. Accordingly, you may lose up to your entire investment in the notes if the percentage decline from the initial basket level to the final basket level is greater than 15.00%.
The downside market exposure to the basket is buffered only at maturity
You should be willing to hold your notes to maturity. If you are able to sell your notes prior to maturity in the secondary market, you may have to sell them at a loss relative to your initial investment even if the level of the basket at such time is equal to or greater than the threshold level.
Your potential payment at maturity is limited to the maximum payment amount
The payment at maturity will not exceed the maximum payment amount. Therefore, if the appreciation of the level of the basket exceeds the cap on appreciation in the maximum payment amount, the notes will provide less opportunity to participate in the appreciation of the basket than an investment in a security linked to the level of the basket providing full participation in any appreciation. Accordingly, the amount payable for each of your notes may be significantly less than it would have been had you invested directly in the basket or any of the basket components.
The threshold settlement amount applies only at maturity
You should be willing to hold your notes to maturity. If you are able to sell your notes prior to maturity in the secondary market, the price you receive per $1,000 principal amount will likely not reflect the full economic value of the threshold settlement amount or the notes themselves, and the return you realize may be less than that provided by the threshold settlement amount, even if such return is positive. You may receive the full benefit of the threshold settlement amount only if you hold your notes to maturity.
Holding the notes is not the same as holding the basket components; the return on your notes will not reflect any dividends paid on the basket components and you have no voting rights with respect to any basket components
Holding the notes is not the same as holding the basket components. As a holder of the notes, you will not be entitled to the voting rights or rights to receive dividends or other distributions or other rights that holders of the basket components would enjoy, and no such dividends or distributions will be factored into the payment at maturity on the notes. Further, the return on your notes may not reflect the return you would realize if you actually owned the basket components. For instance, your potential payment at maturity is limited to the maximum payment amount and you will not participate in the appreciation of the basket or the basket components.
The notes differ from conventional debt instruments
The notes are not conventional notes or debt instruments. The notes do not provide you with interest payments prior to maturity as a conventional fixed-rate or floating-rate debt security with the same maturity would. The return that you will receive on the notes, which could be negative, may be less than the return you could earn on other investments. Even if your return is positive, your return may be less than the return you would earn if you bought a conventional, interest -bearing senior debt security of the Bank.
No interest
The notes do not bear interest and, accordingly, you will not receive any interest payments on the notes.
The amount payable on your notes is not linked to the price of each basket component at any time other than on the valuation date (except in the case of tax redemptions)
The final basket level will be based on the closing prices of the basket components on the valuation date (subject to adjustment as described elsewhere in this pricing supplement). Therefore, if the closing prices of one or more basket components dropped on the valuation date, the payment at maturity for your notes may be less, and may be significantly less, than it would have been had the payment at maturity been linked to the closing prices of the basket components prior to such drop in the prices of the basket components. Although the actual prices of the basket components on the maturity date or at other times during the term of your notes may be higher than the closing prices of the basket components on the valuation date, you will not benefit from the closing prices of the basket components at any time other than on the valuation date (except in the case of tax redemptions as described further under “Tax Redemption” in the accompanying product supplement).
There is no assurance that the investment view implicit in the notes will be successful
It is impossible to predict whether and the extent to which the level of the basket will rise or fall. None of the Bank, the calculation agent, GS&Co. or any of our or their respective affiliates gives any assurance that the final basket level will be equal to or greater than the threshold level. The final basket level may be influenced by complex and interrelated political, economic, financial and other factors that affect the prices of the basket components. You should be willing to accept the risks of the price performance of equity securities in general and the basket components in particular and the risk of losing some or all of your investment in the notes.
Furthermore, we cannot give you any assurance that the future performance of the basket components will result in your receiving an amount greater than or equal to the principal amount of your notes. Certain periods of historical performance of the prices of the basket components would have resulted in you receiving less than the principal amount of your notes if you had owned notes with terms similar to these notes in the past. See “Information Regarding the Basket and the Basket Components” in this pricing supplement for further information regarding the historical performance of the basket components and the hypothetical historical performance of the basket.
If you purchase your notes at a premium to the principal amount, the return on your investment will be lower than the return on notes purchased at the principal amount and the impact of certain key terms of the notes will be negatively affected
The payment at maturity will not be adjusted based on the original issue price you pay for the notes. If you purchase notes at a price that differs from the principal amount of the notes, then the return on your investment in such notes held to the maturity date will differ from, and may be substantially less than, the return on notes purchased at the principal amount. If you purchase your notes at a premium to the principal amount and hold them to the maturity date, the return on your investment in the notes will be lower than it would have been had you purchased the notes at the principal amount or a discount to the principal amount. In addition, the impact of the threshold level, the threshold settlement amount and the maximum payment amount on the return on your investment will depend upon the price you pay for your notes relative to the principal amount. For example, if you purchase your notes at a premium to the principal amount, the threshold settlement amount and maximum payment amount will permit a lower positive return on your investment in the notes than would have been the case for notes purchased at the principal amount or a discount to the principal amount. Similarly, if the final basket level is less than the threshold level, you will incur a greater percentage decrease in your investment in the notes than would have been the case for notes purchased at the principal amount or a discount to the principal amount.
Risks Relating to Characteristics of the Basket and Basket Components
The notes are linked to the basket components and are therefore subject to the market risks of the basket components
Your notes are linked to the basket components and the return on your notes is therefore affected by the movements in the market prices of those stocks.  Each basket component issuer faces its own business risks and challenges, which may adversely affect the market price of such basket component.  In addition, the basket components will not change (except as described under “General Terms of the Notes — Anti-Dilution Adjustments Relating to a Reference Equity” in the

accompanying product supplement), and your notes will remain linked to the basket components even if one or more of the basket component issuers is experiencing severe business risks and challenges. The lesser performance of some basket components will mitigate and may completely offset the greater performance of other basket components. In recent years, the COVID-19 pandemic has caused volatility in the global financial markets and a slowdown in the global economy. COVID-19 or any other communicable disease or infection may adversely affect the basket component issuers and, therefore, the basket components and the basket. It is possible that declines in the prices of one or more basket components could affect the basket return such that you would lose some or all of your investment in the notes.
The lower performance of one basket component may offset an increase in the other basket components
Declines in the price of one basket component may offset increases in the prices of the other basket components. As a result, any return on the basket, and thus on your notes, may be reduced or eliminated, which will have the effect of reducing the amount payable in respect of your notes at maturity.
The notes are subject to risks associated with emerging market companies
The basket component issuers of all of the basket components are either organized in or primarily conduct their operations  in China, which is an emerging market country. Securities of emerging market companies may be more volatile and may be affected by market developments differently than U.S. companies. Government interventions to stabilize securities markets and cross-shareholdings may affect prices and volume of trading of the securities of emerging market companies. Economic, social, political, financial and military factors could, in turn, negatively affect such companies’ value. These factors could include changes in the emerging market government’s economic and fiscal policies, possible imposition of, or changes in, currency exchange laws or other laws or restrictions applicable to the emerging market companies or investments in their securities, and the possibility of fluctuations in the rate of exchange between currencies. Moreover, emerging market economies may differ favorably or unfavorably from the U.S. economy in a variety of ways, including growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.
There are important differences between the American depositary receipts and the ordinary shares of a non-U.S. company
Each of the basket components are the American depositary receipts of a non-U.S. company. There are important differences between the rights of holders of an American depositary receipt and the non-U.S. stock such American depositary receipt represents. The American depositary receipts are issued pursuant to a deposit agreement, which sets forth the rights and responsibilities of the depositary, the non-U.S. company and holders of the American depositary receipts, which may be different from the rights of holders of the non-U.S. stock. For example, a company may make distributions in respect of the non-U.S. stock that are not passed on to the holders of its American depositary receipts. Any such differences between the rights of holders of the American depositary receipts and the rights of holders of the ordinary shares of the non-U.S. company may be significant and may materially and adversely affect the value of the American depositary receipts and, as a result, the value of your notes.
The notes are subject to exchange rate risk
Because American depositary receipts are denominated in U.S. dollars but represent non-U.S. equity securities that are denominated in a non-U.S. currency, changes in currency exchange rates may negatively impact the value of the American depositary receipts. The value of the non-U.S. currency may be subject to a high degree of fluctuation due to changes in interest rates, the effects of monetary policies issued by the United States, non-U.S. governments, central banks or supranational entities, the imposition of currency controls or other national or global political or economic developments. Therefore, exposure to exchange rate risk may adversely affect the market value of, and return on, the notes.
Government regulatory action, including executive orders, could negatively affect your investment in the notes
Government regulatory action, including executive orders, could negatively affect your investment in the notes in a variety of ways, depending on the nature of such government regulatory action. For example, pursuant to recent executive orders, U.S. persons are prohibited from engaging in transactions in publicly traded securities of certain companies that are determined to be linked to the military, intelligence and security apparatus of the People’s Republic of China. The prohibition also covers any securities that are derivative of, or are designed to provide investment exposure to, such securities. If in the future any basket component is designated as such a prohibited company, the value of such basket component may be adversely affected, perhaps significantly, which would adversely affect the performance of the basket and, therefore, the market value of, and return on, the notes.

Further, if due to any such event a basket component is delisted or trading of the basket component is suspended and not immediately re-listed or approved for trading on a successor exchange, then the final component price will be determined as described under “Summary — Final Component Price” and, thereafter, you will not benefit from any appreciation in the value of the relevant basket component(s). Additionally, if one or more basket components are designated as prohibited companies, transactions in, or holdings of, the notes may become prohibited under United States law. Such event could result in the loss of a significant portion or all of your investment in the notes, including if you attempt to divest the notes at a time when the value of the notes has declined. Because all of the basket components represent securities of companies that are organized in and/or primarily conduct their business in the People’s Republic of China, the risk of such circumstances occurring are greater than they would be had the notes been linked to the shares of companies organized in and/or conducting business in other jurisdictions.
There is limited trading history for some basket components
Certain of the basket components commenced trading on its current primary exchange recently relative to other basket components and, therefore, have limited historical performance. Because such basket components have limited trading histories, you will have less information on which you may base your investment decision than would have been the case had the notes been linked to basket components with more established records of performance. For additional information about the basket components, see the section “Information Regarding the Basket and the Basket Components” herein. Past performance of a basket component should not be considered indicative of future performance.
Investors should investigate the basket components as if investing directly in the basket components
Investors should conduct their own diligence of the basket components as an investor would if it were directly investing in the basket components. Neither we nor any of our affiliates have participated in the preparation of any publicly available information or made any “due diligence” investigation or inquiry with respect to the basket components. Furthermore, we cannot give any assurance that all events occurring prior to the original issue date have been properly disclosed. Subsequent disclosure of any such events or the disclosure or failure to disclose material future events concerning the basket components could affect any payment at maturity. Investors should not conclude that the sale by the Bank of the notes is any form of investment recommendation by the Bank or any of its affiliates to invest in the basket components.
Past hypothetical performance of the basket and past performance of the basket components should not be taken as an indication of the future performance of the level of the basket or the prices of the basket components
The notes are directly linked to the performance of the basket and indirectly linked to the performance of the basket components, which is speculative and involves a high degree of risk. None of the Bank, the calculation agent, GS&Co. or any of our or their respective affiliates gives any assurance as to the performance of the basket or the basket components. Investors should not conclude that the sale by the Bank of the notes is an investment recommendation by it or by any of the other entities mentioned above to invest in securities linked to the basket. Investors should consult with their own financial advisors as to whether an investment in the notes is appropriate for them. Past hypothetical performance of the basket and past performance of the basket components should not be taken as a guarantee or assurance of the future performance of the basket or basket components, and it is impossible to predict whether the basket or basket components will rise or fall during the term of the notes.
There is no affiliation between any basket component issuer and us, SCUSA or GS&Co.
The Bank, SCUSA, GS&Co. and our or their respective affiliates may currently, or from time to time in the future, engage in business with the basket component issuers. None of the Bank, SCUSA, GS&Co. or any of our or their respective affiliates, is affiliated with any basket component issuer or have participated in the preparation of any publicly available information or made any “due diligence” investigation or inquiry with respect to the basket components. You should make your own investigation into the basket components and the basket component issuers. See the section entitled “Information Regarding the Basket and the Basket Components” in this pricing supplement for additional information about the basket components.
Risks Relating to Estimated Value and Liquidity
The Bank’s initial estimated value of the notes at the time of pricing (when the terms of your notes were set on the trade date) is lower than the original issue price of the notes
The Bank’s initial estimated value of the notes is only an estimate. The original issue price of the notes exceeds the Bank’s initial estimated value. The difference between the original issue price of the notes and the Bank’s initial estimated value reflects costs associated with selling and structuring the notes, as well as hedging its obligations under the notes with a third party. Therefore, the economic terms of the notes are less favorable to you than they would have been if these expenses had not been paid or had been lower.
Neither the Bank’s nor GS&Co.’s estimated value of the notes at any time is determined by reference to credit spreads or the borrowing rate the Bank would pay for its conventional fixed-rate debt securities
The Bank’s initial estimated value of the notes and GS&Co.’s estimated value of the notes at any time are determined by reference to the Bank’s internal funding rate. The internal funding rate used in the determination of the estimated value of the notes generally represents a discount from the credit spreads for the Bank’s conventional fixed-rate debt securities and the borrowing rate the Bank would pay for its conventional fixed-rate debt securities. This discount is based on, among other things, the Bank’s view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for the Bank’s conventional fixed-rate debt. If the interest rate implied by the credit spreads for the Bank’s conventional fixed-rate debt securities, or the borrowing rate the Bank would pay for its conventional fixed-rate debt securities were to be used, the Bank would expect the economic terms of the notes to be more favorable to you. Consequently, the use of an internal funding rate for the notes increases the estimated value of the notes at any time and has an adverse effect on the economic terms of the notes.
The Bank’s initial estimated value of the notes does not represent future values of the notes and may differ from others’ (including GS&Co.’s) estimates
The Bank’s initial estimated value of the notes was determined by reference to its internal pricing models when the terms of the notes were set. These pricing models consider certain factors, such as the Bank’s internal funding rate on the trade date, the expected term of the notes, market conditions and other relevant factors existing at that time, and the Bank’s assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors. Different pricing models and assumptions (including the pricing models and assumptions used by GS&Co.) could provide valuations for the notes that are different, and perhaps materially lower, from the Bank’s initial estimated value. Therefore, the price at which GS&Co. would buy or sell your notes (if GS&Co. makes a market, which it is not obligated to do) may be materially lower than the Bank’s initial estimated value. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect.
The price at which GS&Co. would buy or sell your notes (if GS&Co. makes a market, which it is not obligated to do) will be based on GS&Co.’s estimated value of your notes
GS&Co.’s estimated value of the notes is determined by reference to its pricing models and takes into account the Bank’s internal funding rate. The price at which GS&Co. would initially buy or sell your notes in the secondary market (if GS&Co. makes a market, which it is not obligated to do) exceeds GS&Co.’s estimated value of your notes at the time of pricing. As agreed by GS&Co. and the distribution participants, this excess (i.e., the additional amount described under “Additional Information Regarding Estimated Value of the Notes” herein) will decline to zero on a straight line basis over the period from the trade date through the applicable date set forth under “Additional Information Regarding Estimated Value of the Notes” herein. Thereafter, if GS&Co. buys or sells your notes it will do so at prices that reflect the estimated value determined by reference to GS&Co.’s pricing models at that time. The price at which GS&Co. will buy or sell your notes at any time also will reflect its then current bid and ask spread for similar sized trades of structured notes. If GS&Co. calculated its estimated value of your notes by reference to the Bank’s credit spreads or the borrowing rate the Bank would pay for its conventional fixed-rate debt securities (as opposed to the Bank’s internal funding rate), the price at which GS&Co. would buy or sell your notes (if GS&Co. makes a market, which it is not obligated to do) could be significantly lower.
GS&Co.’s pricing models consider certain variables, including principally the Bank’s internal funding rate, interest rates (forecasted, current and historical rates), volatility, price-sensitivity analysis and the time to maturity of the notes. These pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, the actual value you would receive if you sold your notes in the secondary market, if any, to others may differ, perhaps materially, from the estimated value of your notes determined by reference to GS&Co.’s models, taking into account the Bank’s internal funding rate, due to, among other things, any differences in pricing models or assumptions used by others. See “— The price at which the notes may be sold prior to maturity will depend on a number of factors and may be substantially less than the amount for which they were originally purchased” herein.
In addition to the factors discussed above, the value and quoted price of your notes at any time will reflect many factors and cannot be predicted. If GS&Co. makes a market in the notes, the price quoted by GS&Co. would reflect any changes in market conditions and other relevant factors, including any deterioration in the Bank’s creditworthiness or perceived creditworthiness. These changes may adversely affect the value of your notes, including the price you may receive for your notes in any market making transaction. To the extent that GS&Co. makes a market in the notes, the quoted price will reflect the estimated value determined by reference to GS&Co.’s pricing models at that time, plus or minus GS&Co.’s then current bid and ask spread for similar sized trades of structured notes (and subject to the declining excess amount described above).
Furthermore, if you sell your notes, you will likely be charged a commission for secondary market transactions, or the price will likely reflect a dealer discount. This commission or discount will further reduce the proceeds you would receive for your notes in a secondary market sale.
There is no assurance that GS&Co. or any other party will be willing to purchase your notes at any price and, in this regard, GS&Co. is not obligated to make a market in the notes. See “— The notes lack liquidity” herein.
If the level of the basket changes, the market value of your notes may not change in the same manner
Your notes may trade quite differently from the performance of the basket. Changes in the level of the basket may not result in a comparable change in the market value of your notes. We discuss some of the reasons for this disparity under “—The price at which the notes may be sold prior to maturity will depend on a number of factors and may be substantially less than the amount for which they were originally purchased” and “— The market value of the notes may be influenced by many unpredictable factors” herein.
The notes lack liquidity
The notes will not be listed on any securities exchange or automated quotation system. Therefore, there may be little or no secondary market for the notes. SCUSA, any other affiliates of the Bank and GS&Co. may, but are not obligated to, make a market in the notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because we do not expect that other broker-dealers will participate significantly in the secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which SCUSA and GS&Co. are willing to purchase the notes from you. If at any time SCUSA and GS&Co. were not to make a market in the notes, it is likely that there would be no secondary market for the notes. Accordingly, you should be willing to hold your notes to maturity.
The market value of the notes may be influenced by many unpredictable factors
When we refer to the market value of your notes, we mean the value that you could receive for your notes if you chose to sell them in the open market before the maturity date. A number of factors, many of which are beyond our control, will influence the market value of your notes, including:
•	the prices of the basket components and, therefore, the basket;
•	the volatility – i.e., the frequency and magnitude of changes – in the closing prices of the basket components;
•	the dividend rates of the basket components;
•	the correlation among the basket components;
•
economic, financial, political, military, regulatory, legal, public health and other events that affect the applicable securities  markets generally and which may affect the prices of the basket components and, therefore, the basket;

•	interest rate and yield rates in the market;
•	the time remaining until maturity; and
•	our creditworthiness, whether actual or perceived, and including actual or anticipated upgrades or downgrades in our credit ratings or changes in other credit measures.
These factors may influence the market value of your notes if you sell your notes before maturity, including the price you may receive for your notes in any market making transaction. If you sell your notes prior to maturity, you may receive less than the principal amount of your notes.
The price at which the notes may be sold prior to maturity will depend on a number of factors and may be substantially less than the amount for which they were originally purchased
The price at which the notes may be sold prior to maturity will depend on a number of factors. Some of these factors include, but are not limited to: (i) actual or anticipated changes in the level of the basket (and the prices of the basket components) over the full term of the notes, (ii) correlation among the basket components, (iii) volatility of the price of the basket components, (iv) changes in interest rates generally, (v) any actual or anticipated changes in our credit ratings or credit spreads and (vi) the time remaining to maturity. In particular, because the provisions of the notes relating to the payment at maturity behave like options, the value of the notes will vary in ways which are non-linear and may not be intuitive.
Depending on the actual or anticipated level of the basket (and therefore the prices of the basket components) and other relevant factors, the market value of the notes may decrease and you may receive substantially less than 100% of the issue price if you sell your notes prior to maturity even if the basket return at such time is positive.
See “—The market value of the notes may be influenced by many unpredictable factors” herein.
Risks Relating to Hedging Activities and Conflicts of Interest
Hedging activities by the Bank and GS&Co. may negatively impact investors in the notes and cause our respective interests and those of our respective clients and counterparties to be contrary to those of investors in the notes
The Bank, GS&Co. or one or more of our or their respective affiliates has hedged or expects to hedge the obligations under the notes by purchasing futures and/or other instruments linked to the basket components. The Bank, GS&Co. or one or more of our or their respective affiliates also expects to adjust the hedge by, among other things, purchasing or selling any of the foregoing, and perhaps other instruments linked to the basket components, at any time and from time to time, and to unwind the hedge by selling any of the foregoing on or before the valuation date.
The Bank, GS&Co. or one or more of our or their respective affiliates may also enter into, adjust and unwind hedging transactions relating to other basket- or equity-linked notes whose returns are linked to changes in the price of the basket components. Any of these hedging activities may adversely affect the price of the basket components, including the initial component prices of the basket components on the trade date — directly or indirectly — and therefore the market value of the notes and the amount you will receive, if any, on the notes. Because the dealer, or an affiliate, from which you purchase notes is to conduct hedging activities for us in connection with the notes, that dealer, or an affiliate, may profit in connection with such hedging activities and such profit, if any, will be in addition to the compensation that the dealer, or an affiliate, receives for the sale of the notes to you. You should be aware that the potential to earn fees in connection with hedging activities may create a further incentive for the dealer to sell the notes to you in addition to the compensation they would receive for the sale of the notes. In addition, you should expect that these transactions will cause the Bank, GS&Co. or our or their respective affiliates, or our or their respective clients or counterparties, to have economic interests and incentives that do not align with, and that may be directly contrary to, those of an investor in the notes. The Bank, GS&Co. or our or their respective affiliates will have no obligation to take, refrain from taking or cease taking any action with respect to these transactions based on the potential effect on an investor in the notes, and may receive substantial returns with respect to these hedging activities while the value of, and amount payable on, the notes may decline.
The Bank, SCUSA, GS&Co. and our or their respective affiliates regularly provide services to, or otherwise have business relationships with, a broad client base, which has included and may include us and the basket component issuers and the market activities by the Bank, GS&Co. or our or their respective affiliates for our or their own respective accounts or for our or their respective clients could negatively impact investors in the notes
We, GS&Co. and our or their respective affiliates regularly provide a wide range of financial services, including financial advisory, investment advisory and transactional services to a substantial and diversified client base. As such, we each may act as an investor, investment banker, research provider, investment manager, investment advisor, market maker, trader, prime broker or lender. In those and other capacities, we, GS&Co. and/or our or their respective affiliates purchase, sell or hold a broad array of investments, actively trade securities (including the notes or other securities that we have issued), the basket components, derivatives, loans, credit default swaps, indices, baskets and other financial instruments and products for our or their own respective accounts or for the accounts of our or their respective customers, and we will have other direct or indirect interests, in those securities and in other markets that may not be consistent with your interests and may adversely affect the price of the basket components and/or the value of the notes. You should assume that we or they will, at present or in the future, provide such services or otherwise engage in transactions with, among others, us and the basket component issuers, or transact in securities or instruments or with parties that are directly or indirectly related to these entities. These services could include making loans to or equity investments in those companies, providing financial advisory or other investment banking services, or issuing research reports. Any of these financial market activities may, individually or in the aggregate, have an adverse effect on the price of the basket components, including the initial component prices of the basket components on the trade date, and the market for your notes, and you should expect that our interests and those of GS&Co. and/or our or their respective affiliates, clients or counterparties, will at times be adverse to those of investors in the notes.
You should expect that we, GS&Co., and our or their respective affiliates, in providing these services, engaging in such transactions, or acting for our or their own respective accounts, may take actions that have direct or indirect effects on the notes or other securities that we may issue, the basket components or other securities or instruments similar to or linked to the foregoing, and that such actions could be adverse to the interests of investors in the notes. In addition, in connection with these activities, certain personnel within us, GS&Co. or our or their respective affiliates may have access to confidential material non-public information about these parties that would not be disclosed to investors in the notes.
We, GS&Co. and our or their respective affiliates regularly offer a wide array of securities, financial instruments and other products into the marketplace, including existing or new products that are similar to the notes or other securities that we may issue, the basket components or other securities or instruments similar to or linked to the foregoing. Investors in the notes should expect that the Bank, GS&Co. and our or their respective affiliates offer securities, financial instruments, and other products that may compete with the notes for liquidity or otherwise.
There are potential conflicts of interest between you and the calculation agent
Scotia Capital Inc., the calculation agent, is one of our affiliates. In performing its duties, the economic interests of the calculation agent are potentially adverse to your interests as an investor in the notes. The calculation agent is under no obligation to consider your interests as a holder of the notes in taking any actions that might affect the price of the basket components and the value of, and any amount payable on, the notes.
Other investors in the notes may not have the same interests as you
The interests of other investors may, in some circumstances, be adverse to your interests. Other investors may make requests or recommendations to us, SCUSA or GS&Co., or our or their respective affiliates, regarding the establishment of transactions on terms that are adverse to your interests, and investors in the notes are not required to take into account the interests of any other investor in exercising remedies, voting or other rights in their capacity as noteholders.
Further, other investors may enter into market transactions with respect to the notes, assets that are the same or similar to the notes, assets referenced by the notes (such as stocks or stock indices) or other similar assets or securities which may adversely impact the market for or value of your notes. For example, an investor could take a short position (directly or indirectly through derivative transactions) in respect of securities similar to your notes or in respect of the basket components.
The calculation agent can postpone the valuation date for the notes if a market disruption event with respect to any of the basket components occurs
If the calculation agent determines, in its sole discretion, that, on a day that would otherwise be the valuation date, a market disruption event with respect to a basket component has occurred or is continuing, the valuation date for the affected basket component will be postponed until the first following trading day on which no market disruption event occurs or is continuing, although the valuation date will not be postponed by more than eight trading days. Moreover, if the valuation date is postponed to the last possible day, but a market disruption event occurs or is continuing on that day, that day will nevertheless be the valuation date, and the calculation agent will determine the applicable final component price that must be used to determine the payment at maturity. See “General Terms of the Notes — Market Disruption Events” in the accompanying product supplement.
The calculation agent can make anti-dilution and reorganization adjustments that affect the payment at maturity
For anti-dilution and reorganization events affecting a basket component, the calculation agent may make adjustments to the initial component price and/or the final component price, as applicable, and any other term of the notes. However, the calculation agent will not make an adjustment in response to every corporate event that could affect a basket component. For instance, the calculation agent will not make any adjustments for regular cash dividends. If an event occurs that does not require the calculation agent to make an adjustment, the value of the notes and your payment at maturity may be materially and adversely affected. In addition, determinations and calculations concerning any such adjustments will be made by the calculation agent. You should be aware that the calculation agent may make any such adjustment, determination or calculation in a manner that differs from that discussed in the accompanying product supplement or herein as necessary to achieve an equitable result. The occurrence of any anti-dilution or reorganization event and the consequent adjustments may materially and adversely affect the value of the notes and your payment at maturity, if any. See “General Terms of the Notes — Anti-Dilution Adjustments Relating to a Reference Equity” in the accompanying product supplement.
In some circumstances, the payment you receive on the notes may be based on the shares of another company and not the basket component issuer
Following certain corporate events relating to a basket component where its issuer is not the surviving entity, the amount you receive at maturity may be based on the shares of a successor to such basket component issuer or any cash or any other assets distributed to holders of shares of the basket component in such corporate event. The occurrence of these corporate events and the consequent adjustments may materially and adversely affect the value of the notes. We describe the specific corporate events that can lead to these adjustments and the related procedures under “General Terms of the Notes — Anti-Dilution Adjustments Relating to a Reference Equity” in the accompanying product supplement.
Risks Relating to General Credit Characteristics
Your investment is subject to the credit risk of the Bank
The notes are senior unsecured debt obligations of the Bank, and are not, either directly or indirectly, an obligation of any third party. As further described in the accompanying prospectus, prospectus supplement and product supplement, the notes will rank on par with all of the other unsecured and unsubordinated debt obligations of the Bank, except such obligations as may be preferred by operation of law. Any payment to be made on the notes, including the payment at maturity, depends on the ability of the Bank to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of the Bank may affect the market value of the notes and, in the event the Bank were to default on its obligations, you may not receive the amounts owed to you under the terms of the notes. If you sell the notes prior to maturity, you may receive substantially less than the principal amount of your notes.
Risks Relating to Canadian and U.S. Federal Income Taxation
Uncertain tax treatment
Significant aspects of the tax treatment of the notes are uncertain. You should consult your tax advisor about your tax situation. See “Material Canadian Income Tax Consequences” and “Material U.S. Federal Income Tax Consequences” in this pricing supplement.
General Risk Factors
We may sell an additional aggregate principal amount of the notes at a different issue price
We may decide to sell an additional aggregate principal amount of the notes subsequent to the date of this pricing supplement. The issue price of the notes in the subsequent sale may differ substantially (higher or lower) from the original issue price you paid as provided on the cover of this pricing supplement.

INFORMATION REGARDING THE BASKET AND THE BASKET COMPONENTS

 The Basket
The basket is comprised of the basket components, which consist of the American depositary receipts of 20 companies, as set forth herein under “About the Basket”.
 Hypothetical Historical Basket Levels
Because the basket is a newly created basket and its level was first calculated on the trade date, there is no actual historical information about levels of the basket as of the date of this pricing supplement. Therefore, the hypothetical levels of the basket below are calculated based on publicly available information for each basket component as reported by Bloomberg, without independent verification. The hypothetical levels of the basket have fluctuated in the past and may, in the future, experience significant fluctuations. Any hypothetical historical upward or downward trend in the level of the basket during any period shown below is not an indication that the basket is more or less likely to increase or decrease at any time during the term of your notes.
The graph below illustrates the hypothetical performance of the basket from June 22, 2021 (the earliest date for which historical trading data is available for all basket components) through August 29, 2023, based on the daily closing prices of the basket components adjusted for corporate events. Past hypothetical performance of the basket is not indicative of the future performance of the basket. In addition, because hypothetical performance of the basket is only available from June 22, 2021 (as noted above), such hypothetical historical performance provides less information on which to evaluate an investment decision than would information regarding a basket of securities or other assets with a longer period of hypothetical historical performance.

 The Basket Components
Included on the following pages is a brief description of each basket component issuer and a graph that illustrates the past performance of such basket component for the specified period. This information has been obtained from publicly available sources. We obtained the past performance information set forth below from Bloomberg without independent verification.
Each basket component issuer faces its own business risks and other competitive factors. All of those factors may affect the basket return, and, consequently, the amount payable on your notes on the maturity date. Our offering of the notes does not constitute a recommendation by the Bank, GS&Co. or any of our or their respective affiliates to invest in the basket, any basket component or the notes. You should make your own investigation of the basket components and the basket component issuers and whether to obtain exposure to the basket through an investment in the notes.
Each of the basket component issuers is subject to the informational requirements of the Securities Exchange Act of 1934 and in accordance therewith files financial and other information with the SEC. Periodic reports, proxy and information statements and other information filed by the basket component issuers can be inspected and copied at the Public Reference Room maintained by the SEC at 100 F Street, N.W. Washington, DC 20549, and such reports and filings are available at sec.gov. You should make your own investigation of the basket components and the basket component issuers (and whether to obtain exposure to the basket through an investment in the notes) by reading these reports and filings to understand the risks of each of the basket components and the basket component issuers.
 Historical Closing Prices of the Basket Components
The prices of the basket components have fluctuated in the past and may, in the future, experience significant fluctuations. Any historical upward or downward trend in the price of a basket component during the period shown below is not an indication that such basket component is more or less likely to increase or decrease at any time during the term of your notes.
We have not undertaken an independent review or due diligence of the information. The graphs below, except where otherwise indicated, illustrate the performance of the basket components from January 1, 2018 through August 29, 2023, based on information from Bloomberg without independent verification. Past performance of the basket components is not indicative of the future performance of the basket components.

Autohome Inc.
According to publicly available information, Autohome Inc. ("Autohome") operates an online automotive service platform for consumers in China. Information filed by Autohome with the SEC can be located by reference to its SEC file number 001-36222, or its CIK Code: 0001527636. Autohome’s American depositary receipts are listed on the New York Stock Exchange under the ticker symbol “ATHM”.
Historical Performance of Autohome Inc.
Alibaba Group Holding Limited
According to publicly available information, Alibaba Group Holding Limited (“Alibaba”), through its subsidiaries, provides internet infrastructure, e-commerce, online financial and internet content services. Information filed by Alibaba with the SEC can be located by reference to its SEC file number: 001-36614, or its CIK Code: 0001577552. Alibaba’s American depositary receipts are listed on the New York Stock Exchange under the ticker symbol “BABA”.
Historical Performance of Alibaba Group Holding Limited

KE Holdings Inc.
According to publicly available information, KE Holdings Inc. ("KE Holdings") operates an integrated online and offline platform for housing transactions and services. Information filed by KE Holdings with the SEC can be located by reference to its SEC file number 001-39436, or its CIK Code: 0001809587. KE Holdings’ American depositary receipts are listed on the New York Stock Exchange under the ticker symbol “BEKE” and commenced trading on August 13, 2020. The graph below shows the daily historical closing prices of KE Holdings from August 13, 2020 through August 29, 2023.
Historical Performance of KE Holdings Inc.
Baidu, Inc.
According to publicly available information, Baidu, Inc. (“Baidu”) is a Chinese language internet search provider. Information filed by Baidu with the SEC can be located by reference to its SEC file number: 000-51469, or its CIK Code: 0001329099. Baidu’s American depositary receipts are listed on the Nasdaq Global Select Market under the ticker symbol “BIDU”.
Historical Performance of Baidu, Inc.

Bilibili Inc.
According to publicly available information, Bilibili Inc. (“BiliBili”) operates an online entertainment platform. Information filed by BiliBili with the SEC can be located by reference to its SEC file number: 001-38429, or its CIK Code: 0001723690. BiliBili's American depositary receipts are listed on the Nasdaq Global Select Market under ticker symbol “BILI” and commenced trading on March 28, 2018. The graph below shows the daily historical closing prices of BiliBili from March 28, 2018 through August 29, 2023.
Historical Performance of Bilibili Inc.
Kanzhun Limited
According to publicly available information, Kanzhun Limited ("Kanzhun") offers an online recruitment platform in China. Information filed by Kanzhun with the SEC can be located by reference to its SEC file number 001-40460, or its CIK Code: 0001842827. Kanzhun’s American depositary receipts are listed on the Nasdaq Global Select Market under the ticker symbol “BZ” and commenced trading on June 11, 2021. The graph below shows the daily historical closing prices of Kanzhun from June 11, 2021 through August 29, 2023.
Historical Performance of Kanzhun Limited

Futu Holdings Limited
According to publicly available information, Futu Holdings Limited ("Futu Holdings") is a financial technology platform that offers digitalized securities brokerage and wealth management product distribution services. Information filed by Futu Holdings with the SEC can be located by reference to its SEC file number 001-38820, or its CIK Code: 0001754581. Futu Holdings’ American depositary receipts are listed on the Nasdaq Global Market under the ticker symbol “FUTU” and commenced trading on March 8, 2019. The graph below shows the daily historical closing prices of Futu Holdings from March 8, 2019 through August 29, 2023.
Historical Performance of Futu Holdings Limited
iQIYI, Inc.
According to publicly available information, iQIYI, Inc. (“iQIYI”) provides online entertainment video services in China. Information filed by iQIYI with the SEC can be located by reference to its SEC file number 001-38431, or its CIK Code: 0001722608. iQIYI’s American depositary receipts are listed on the Nasdaq Global Select Market under the ticker symbol “IQ” and commenced trading on March 29, 2018. The graph below shows the daily historical closing prices of iQIYI from March 29, 2018 through August 29, 2023.
Historical Performance of iQIYI, Inc.

JD.com, Inc.
According to publicly available information, JD.com, Inc. (“JD”) is an e-commerce company that also provides supply chain-based technology services. Information filed by JD with the SEC can be located by reference to its SEC file number: 001-36450, or its CIK Code: 0001549802. JD’s American depositary receipts are listed on the Nasdaq Global Select Market under the ticker symbol “JD”.
Historical Performance of JD.com, Inc.
Kingsoft Cloud Holdings Limited
According to publicly available information, Kingsoft Cloud Holdings Limited (“Kingsoft”) provides cloud computing services consisting of cloud computing, storage and delivery. Information filed by Kingsoft with the SEC can be located by reference to its SEC file number 001-39278, or its CIK Code: 0001795589. Kingsoft’s American depositary receipts are listed on the Nasdaq Global Select Market under the ticker symbol “KC” and commenced trading on May 8, 2020. The graph below shows the daily historical closing prices of Kingsoft from May 8, 2020 through August 29, 2023.
Historical Performance of Kingsoft Cloud Holdings Limited

NetEase, Inc.
According to publicly available information, NetEase, Inc. (“NetEase”) operates an interactive online community in China and provides Chinese language content and services through its online games, intelligent learning services, music streaming, internet media, e-mail, e-commerce and other businesses. Information filed by NetEase with the SEC can be located by reference to its SEC file number: 000-30666, or its CIK Code: 0001110646. NetEase's American depositary receipts are listed on the Nasdaq Global Select Market under the ticker symbol "NTES”.
Historical Performance of NetEase, Inc.
PDD Holdings Inc.
According to publicly available information, PDD Holdings Inc. (“PDD”) is a commerce company that owns and operates a portfolio of businesses. Information filed by PDD with the SEC can be located by reference to its SEC file number: 001-38591, or its CIK Code: 0001737806. PDD’s American depositary receipts are listed on the Nasdaq Global Select Market under the ticker symbol “PDD” and commenced trading on July 26, 2018. The graph below shows the daily historical closing prices of PDD from July 26, 2018 through August 29, 2023.
Historical Performance of PDD Holdings Inc.

Qifu Technology, Inc.
According to publicly available information, Qifu Technology, Inc. (“Qifu”) provides technology services to assist financial institutions and consumers and small- and micro-enterprises. Information filed by Qifu with the SEC can be located by reference to its SEC file number 001-38752, or its CIK Code: 0001741530. Qifu’s American depositary receipts are listed on the Nasdaq Global Select Market under the ticker symbol “QFIN” and commenced trading on December 14, 2018. The graph below shows the daily historical closing prices of Qifu from December 14, 2018 through August 29, 2023.
Historical Performance of Qifu Technology, Inc.
TAL Education Group
According to publicly available information, TAL Education Group (“TAL”) is an after-school tutoring services provider in China. Information filed by TAL with the SEC can be located by reference to its SEC file number: 001-34900, or its CIK Code: 0001499620. TAL’s American depositary receipts are listed on the New York Stock Exchange under the ticker symbol “TAL”.
Historical Performance of TAL Education Group

Trip.com Group Limited
According to publicly available information, Trip.com Group Limited (“Trip Group”), through its subsidiaries, is a travel service provider that offers accommodation reservation, transportation ticketing, packaged tours and corporate travel management services. Information filed by Trip Group with the SEC can be located by reference to its SEC file number: 001-33853, or its CIK Code: 0001269238. Trip Group’s American depositary receipts are listed on the Nasdaq Global Select Market under the ticker symbol “TCOM”.
Historical Performance of Trip.com Group Limited
Tencent Music Entertainment Group
According to publicly available information, Tencent Music Entertainment Group ("TME") operates an online music entertainment platform. Information filed by TME with the SEC can be located by reference to its SEC file number 001-38751, or its CIK Code: 0001744676. TME’s American depositary receipts are listed on the New York Stock Exchange under the ticker symbol “TME” and commenced trading on December 12, 2018. The graph below shows the daily historical closing prices of TME from December 12, 2018 through August 29, 2023.
Historical Performance of Tencent Music Entertainment Group

Vipshop Holdings Limited
According to publicly available information, Vipshop Holdings Limited (“Vipshop”) is a Chinese online discount retailer. Information filed by Vipshop with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-35454, or its CIK Code: 0001529192. Vipshop’s American depositary shares are listed on the New York Stock Exchange under the ticker symbol “VIPS.”
Historical Performance of Vipshop Holdings Limited
Weibo Corporation
According to publicly available information, Weibo Corporation (“Weibo”) is a social media platform for Chinese-language content. Information filed by Weibo with the SEC can be located by reference to its SEC file number: 001-36397, or its CIK Code: 0001595761. Weibo’s American depositary receipts are listed on the Nasdaq Global Select Market under the ticker symbol “WB”.
Historical Performance of Weibo Corporation

Full Truck Alliance Co. Ltd.
According to publicly available information, Full Truck Alliance Co. Ltd. (“FTA”) operates a digital freight platform. Information filed by FTA with the SEC can be located by reference to its SEC file number 001-40507, or its CIK Code: 0001838413. FTA’s American depositary receipts are listed on the New York Stock Exchange under the ticker symbol “YMM” and commenced trading on June 22, 2021. The graph below shows the daily historical closing prices of FTA from June 22, 2021 through August 29, 2023.
Historical Performance of Full Truck Alliance Co. Ltd.
JOYY Inc.
According to publicly available information, JOYY Inc. (“JOYY”) operates online social entertainment platforms. Information filed by JOYY with the SEC can be located by reference to its SEC file number 001-35729, or its CIK Code: 0001530238. JOYY’s American depositary receipts are listed on the Nasdaq Global Select Market under the ticker symbol “YY”.
Historical Performance of JOYY Inc.

SUPPLEMENTAL PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)

SCUSA, our affiliate, has agreed to purchase the notes at the principal amount and, as part of the distribution of the notes, has agreed to sell the notes to GS&Co. at a discount reflecting selling commissions of $8.20 per $1,000 principal amount of notes. GS&Co. initially offered the notes to the public at the original issue price, set forth on the cover of this pricing supplement. In accordance with the terms of a distributor accession letter, GS&Co. has been appointed as a distribution agent under the distribution agreement and may purchase notes from the Bank or its affiliates. At the time we issue the notes, we will enter into certain hedging arrangements (which may include call options, put options or other derivatives) with GS&Co. or one of its affiliates.
A fee will also be paid to SIMON Markets LLC, a broker-dealer in which an affiliate of GS&Co. holds an indirect minority equity interest, for services it is providing in connection with this offering.
In addition, SCUSA, GS&Co. and their respective affiliates or agents may use the accompanying product supplement to which this pricing supplement relates in market-making transactions after the initial sale of the notes. While SCUSA and GS&Co. may make markets in the notes, they are under no obligation to do so and may discontinue any market-making activities at any time without notice. See the sections titled “Supplemental Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement and accompanying product supplement.
The price at which you purchase the notes includes costs that the Bank, GS&Co. or our or their respective affiliates expect to incur and profits that the Bank, GS&Co, or our or their respective affiliates expect to realize in connection with hedging activities related to the notes, as set forth above. These costs and profits will likely reduce the secondary market price, if any secondary market develops, for the notes. As a result, you may experience an immediate and substantial decline in the market value of your notes on the trade date.
Conflicts of Interest
SCUSA is an affiliate of the Bank and, as such, has a “conflict of interest” in this offering within the meaning of FINRA Rule 5121. In addition, the Bank will receive the gross proceeds from the initial public offering of the notes, thus creating an additional conflict of interest within the meaning of Rule 5121. Consequently, the offering is being conducted in compliance with the provisions of Rule 5121. SCUSA is not permitted to sell notes in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.
SCUSA, GS&Co. and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. SCUSA, GS&Co. and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for the Bank, for which they received or will receive customary fees and expenses.
In the ordinary course of their various business activities, SCUSA, GS&Co. and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the Bank. SCUSA, GS&Co. and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.
Additionally, because the dealer from which you purchase the notes is to conduct hedging activities for us in connection with the notes, that dealer may profit in connection with such hedging activities and such profit, if any, will be in addition to the compensation that the dealer receives for the sale of the notes to you. You should be aware that the potential to earn fees in connection with hedging activities may create a further incentive for the dealer to sell the notes to you in addition to the compensation they would receive for the sale of the notes.

Prohibition of Sales to EEA Retail Investors
The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU, as amended (“MiFID II”); (ii) a customer within the meaning of Directive (EU) 2016/97, as amended, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129, as amended. Consequently no key information document required by Regulation (EU) No 1286/2014, as amended (the “PRIIPs Regulation”), for offering or selling the notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.
Prohibition of Sales to United Kingdom Retail Investors
The only categories of person in the United Kingdom to whom this pricing supplement may be distributed are those persons who (i) have professional experience in matters relating to investments falling within the definition of investment professionals (as defined in Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the “Financial Promotion Order”)), (ii) are persons falling within Article 49(2)(a) to (d) (“high net worth companies, unincorporated associations etc.”) of the Financial Promotion Order, or (iii) are persons to whom an invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000 (“FSMA”)) in connection with the issue or sale of any securities may otherwise lawfully be communicated or caused to be communicated (all such persons in (i)-(iii) above together being referred to as “Relevant Persons”). This pricing supplement is directed only at Relevant Persons and must not be acted on or relied on by persons who are not Relevant Persons. Any investment or investment activity to which this pricing supplement relates is available only to Relevant Persons and will be engaged in only with Relevant Persons. This pricing supplement may only be provided to persons in the United Kingdom in circumstances where section 21(1) of FSMA does not apply to the Bank. The notes are not being offered to “retail investors” within the meaning of the Packaged Retail and Insurance-based Investment Products Regulations 2017 and accordingly no Key Information Document has been produced under these regulations.

MATERIAL CANADIAN INCOME TAX CONSEQUENCES

See “Supplemental Discussion of Canadian Tax Consequences” in the accompanying product supplement. In addition to the assumptions, limitations and conditions described therein, such discussion assumes that a Non-Resident Holder is not an entity in respect of which the Bank is a “specified entity” as defined in proposals to amend the Income Tax Act (Canada) (the “Act”) released by the Minister of Finance (Canada) on April 29, 2022 with respect to “hybrid mismatch arrangements”, as defined (the “Hybrid Mismatch Proposals”). In general terms, the Hybrid Mismatch Proposals provide that two entities will be treated as specified entities in respect of one another if one entity, directly or indirectly, holds a 25% equity interest in the other entity, or a third entity, directly or indirectly, holds a 25% equity interest in both entities.
Such discussion further assumes that no amount paid or payable to a Non-Resident Holder will be the deduction component of a “hybrid mismatch arrangement” under which the payment arises within the meaning of proposed paragraph 18.4(3)(b) of the Act contained in the Hybrid Mismatch Proposals.
Investors should note that the Hybrid Mismatch Proposals are in consultation form, are highly complex, and there remains significant uncertainty as to their interpretation and application. There can be no assurance that the Hybrid Mismatch Proposals will be enacted in their current form, or at all.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The U.S. federal income tax consequences of your investment in the notes are uncertain. There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as the notes. No ruling from the U.S. Internal Revenue Service (the “IRS”) has been sought as to the U.S. federal income tax consequences of your investment in the notes, and the following discussion is not binding on the IRS. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion under “Material U.S. Federal Income Tax Consequences” in the product supplement and to discuss the tax consequences of your particular situation with your tax advisor. This discussion is based upon the U.S. Internal Revenue Code of 1986, as amended (the “Code”), final, temporary and proposed U.S. Department of the Treasury (the “Treasury”) regulations, rulings and decisions, in each case, as available and in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect. Tax consequences under state, local and non-U.S. laws are not addressed herein.
U.S. Tax Treatment. Pursuant to the terms of the notes, the Bank and you agree, in the absence of a statutory or regulatory change or an administrative determination or judicial ruling to the contrary, to characterize your notes as prepaid derivative contracts with respect to the basket. If your notes are so treated you should generally recognize long-term capital gain or loss if you hold your notes for more than one year (and, otherwise, short-term capital gain or loss) upon the taxable disposition of your notes (including cash settlement) in an amount equal to the difference between the amount you receive at such time and the amount you paid for your notes. The deductibility of capital losses is subject to limitations.
Based on certain factual representations received from us, our special U.S. tax counsel, Fried, Frank, Harris, Shriver & Jacobson LLP, is of the opinion that it would be reasonable to treat your notes in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the notes, it is possible that your notes could alternatively be treated for tax purposes as a single contingent payment debt instrument, or pursuant to some other characterization, such that the timing and character of your income from the notes could differ materially and adversely from the treatment described above.
Section 1297. We will not attempt to ascertain whether any basket component issuer would be treated as a “passive foreign investment company” (a “PFIC”) within the meaning of Section 1297 of the Code. If any such entity were so treated, certain adverse U.S. federal income tax consequences might apply to a U.S. holder upon the taxable disposition (including cash settlement) of a note. U.S. holders should refer to information filed with the SEC or the equivalent governmental authority by such entities and consult their tax advisors regarding the possible consequences to them if any such entity is or becomes a PFIC.
Notice 2008-2. In 2007, the IRS released a notice that may affect the taxation of holders of the notes. According to Notice 2008-2, the IRS and the Treasury are actively considering whether a holder of an instrument such as the notes should be required to accrue ordinary income on a current basis. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the notes will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The IRS and the Treasury are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether non-U.S. holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Code should be applied to such instruments. Both U.S. holders and non-U.S. holders are urged to consult their tax advisors regarding the possible consequences to them of the above considerations.
Medicare Tax on Net Investment Income. U.S. holders that are individuals, estates or certain trusts are subject to an additional 3.8% tax on all or a portion of their “net investment income,” or “undistributed net investment income” in the case of an estate or trust, which may include any income or gain realized with respect to the notes, to the extent of their net investment income or undistributed net investment income (as the case may be) that, when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), $125,000 for a married individual filing a separate return or the dollar amount at which the highest tax bracket begins for an estate or trust. The 3.8% Medicare tax is determined in a different manner than the regular income tax. U.S. holders should consult their tax advisors as to the consequences of the 3.8% Medicare tax.
Specified Foreign Financial Assets. U.S. holders may be subject to reporting obligations with respect to their notes if they do not hold their notes in an account maintained by a financial institution and the aggregate value of their notes and certain other “specified foreign financial assets” (applying certain attribution rules) exceeds an applicable threshold. Significant penalties can apply if a U.S. holder is required to disclose its notes and fails to do so.
Backup Withholding and Information Reporting. The proceeds received from a taxable disposition of the notes will be subject to information reporting unless you are an “exempt recipient” and may also be subject to backup withholding at the rate specified in the Code if you fail to provide certain identifying information (such as an accurate taxpayer number, if you are a U.S. holder) or meet certain other conditions.
Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against your U.S. federal income tax liability, provided the required information is furnished to the IRS.
Non-U.S. Holders. If you are a non-U.S. holder, subject to Section 871(m) of the Code and FATCA, discussed below, you should generally not be subject to U.S. withholding tax with respect to payments on your notes or to generally applicable information reporting and backup withholding requirements with respect to payments on your notes if you comply with certain certification and identification requirements as to your non-U.S. status including providing us (and/or the applicable withholding agent) a properly executed and fully completed applicable IRS Form W-8. Subject to Section 871(m) of the Code, as discussed below, gain realized from a taxable disposition of the notes generally will not be subject to U.S. tax unless (i) such gain is effectively connected with a trade or business conducted by you in the U.S., (ii) you are a non-resident alien individual and are present in the U.S. for 183 days or more during the taxable year of such taxable disposition and certain other conditions are satisfied or (iii) you have certain other present or former connections with the U.S.
Section 871(m). A 30% withholding tax (which may be reduced by an applicable income tax treaty) is imposed under Section 871(m) of the Code on certain “dividend equivalents” paid or deemed paid to a non-U.S. holder with respect to a “specified equity-linked instrument” that references one or more dividend-paying U.S. equity securities or indices containing U.S. equity securities. The withholding tax can apply even if the instrument does not provide for payments that reference dividends. Treasury regulations provide that the withholding tax applies to all dividend equivalents paid or deemed paid on specified equity-linked instruments that have a delta of one (“delta-one specified equity-linked instruments”) issued after 2016 and to all dividend equivalents paid or deemed paid on all other specified equity-linked instruments issued after 2017. However, the IRS has issued guidance that states that the Treasury and the IRS intend to amend the effective dates of the Treasury regulations to provide that withholding on dividend equivalents paid or deemed paid will not apply to specified equity-linked instruments that are not delta-one specified equity-linked instruments and are issued before January 1, 2025.
Based on our determination that the notes are not “delta-one” with respect to any basket component, our special U.S. tax counsel is of the opinion that the notes should not be delta-one specified equity-linked instruments and thus should not be subject to withholding on dividend equivalents. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Furthermore, the application of Section 871(m) of the Code will depend on our determinations on the date the terms of the notes are set. If withholding is required, we will not make payments of any additional amounts.
Nevertheless, after the date the terms are set, it is possible that your notes could be deemed to be reissued for tax purposes upon the occurrence of certain events affecting any basket component or your notes, and following such occurrence your notes could be treated as delta-one specified equity-linked instruments that are subject to withholding on dividend equivalents. It is also possible that withholding tax or other tax under Section 871(m) of the Code could apply to the notes under these rules if you enter, or have entered, into certain other transactions in respect of any basket component or the notes. If you enter, or have entered, into other transactions in respect of any basket component or the notes, you should consult your tax advisor regarding the application of Section 871(m) of the Code to your notes in the context of your other transactions.
Because of the uncertainty regarding the application of the 30% withholding tax on dividend equivalents to the notes, you are urged to consult your tax advisor regarding the potential application of Section 871(m) of the Code and the 30% withholding tax to an investment in the notes.
U.S. Federal Estate Tax Treatment of Non-U.S. Holders. A note may be subject to U.S. federal estate tax if an individual non-U.S. holder holds the note at the time of his or her death. The gross estate of a non-U.S. holder domiciled outside the U.S. includes only property situated in the U.S. Individual non-U.S. holders should consult their tax advisors regarding the U.S. federal estate tax consequences of holding the notes at death.
FATCA. The Foreign Account Tax Compliance Act (“FATCA”) was enacted on March 18, 2010, and imposes a 30% U.S. withholding tax on “withholdable payments” (i.e., certain U.S.-source payments, including interest (and original issue discount), dividends, other fixed or determinable annual or periodical gain, profits, and income, and on the gross proceeds from a disposition of property of a type which can produce U.S.-source interest or dividends) and “passthru payments” (i.e., certain payments attributable to withholdable payments) made to certain foreign financial institutions (and certain of their affiliates) unless the payee foreign financial institution agrees (or is required), among other things, to disclose the identity of any U.S. individual with an account at the institution (or the relevant affiliate) and to annually report certain information about such account. FATCA also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or do not certify that they do not have any substantial U.S. owners) to withhold tax at a rate of 30%. Under certain circumstances, a holder may be eligible for refunds or credits of such taxes.
Pursuant to final and temporary Treasury regulations and other IRS guidance, the withholding and reporting requirements under FATCA will generally apply to certain “withholdable payments”, will not apply to gross proceeds on a sale or disposition and will apply to certain foreign passthru payments only to the extent that such payments are made after the date that is two years after final regulations defining the term “foreign passthru payment” are published. If withholding is required, we (or the applicable paying agent) will not be required to pay additional amounts with respect to the amounts so withheld. Foreign financial institutions and non-financial foreign entities located in jurisdictions that have an intergovernmental agreement with the U.S. governing FATCA may be subject to different rules.
Investors should consult their own advisors about the application of FATCA, in particular if they may be classified as financial institutions (or if they hold their notes through a foreign entity) under the FATCA rules.
Proposed Legislation. In 2007, legislation was introduced in Congress that, if it had been enacted, would have required holders of notes purchased after the bill was enacted to accrue interest income over the term of the notes despite the fact that there will be no interest payments over the term of the notes.
Furthermore, in 2013, the House Ways and Means Committee released in draft form certain proposed legislation relating to financial instruments. If it had been enacted, the effect of this legislation generally would have been to require instruments such as the notes to be marked to market on an annual basis with all gains and losses to be treated as ordinary, subject to certain exceptions.
It is impossible to predict whether any similar or identical bills will be enacted in the future, or whether any such bill would affect the tax treatment of your notes. You are urged to consult your tax advisor regarding the possible changes in law and their possible impact on the tax treatment of your notes.
Both U.S. and non-U.S. holders should consult their tax advisors regarding the U.S. federal income tax consequences of an investment in the notes, as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction (including that of the Bank and those of the basket component issuers).

VALIDITY OF THE NOTES

In the opinion of Fried, Frank, Harris, Shriver & Jacobson LLP, as special counsel to the Bank, when the notes offered by this pricing supplement have been executed and issued by the Bank and authenticated by the trustee pursuant to the indenture and delivered, paid for and sold as contemplated herein, the notes will be valid and binding obligations of the Bank, enforceable against the Bank in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, receivership or other laws relating to or affecting creditors’ rights generally, and to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). This opinion is given as of the date hereof and is limited to the laws of the State of New York. Insofar as this opinion involves matters governed by Canadian law, Fried, Frank, Harris, Shriver & Jacobson LLP has assumed, without independent inquiry or investigation, the validity of the matters opined on by Osler, Hoskin & Harcourt LLP, Canadian legal counsel for the Bank, in its opinion expressed below. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and, with respect to the notes, authentication of the notes and the genuineness of signatures and certain factual matters, all as stated in the opinion of Fried, Frank, Harris, Shriver & Jacobson LLP dated February 28, 2022 filed with the SEC as an exhibit to the Current Report on Form 6-K on March 1, 2022.
In the opinion of Osler, Hoskin & Harcourt LLP, the issue and sale of the notes has been duly authorized by all necessary corporate action of the Bank in conformity with the Indenture, and when the notes have been duly executed, authenticated and issued in accordance with the Indenture, and delivered against payment therefor, the notes will be validly issued and, to the extent validity of the notes is a matter governed by the laws of the Province of Ontario or the federal laws of Canada applicable therein, will be valid obligations of the Bank, subject to the following limitations (i) the enforceability of the Indenture may be limited by the Canada Deposit Insurance Corporation Act (Canada), the Winding-up and Restructuring Act (Canada) and bankruptcy, insolvency, reorganization, receivership, preference, moratorium, arrangement or winding-up laws or other similar laws affecting the enforcement of creditors’ rights generally; (ii) the enforceability of the Indenture may be limited by equitable principles, including the principle that equitable remedies such as specific performance and injunction may only be granted in the discretion of a court of competent jurisdiction; (iii) pursuant to the Currency Act (Canada) a judgment by a Canadian court must be awarded in Canadian currency and that such judgment may be based on a rate of exchange in existence on a day other than the day of payment; and (iv) the enforceability of the Indenture will be subject to the limitations contained in the Limitations Act, 2002 (Ontario), and such counsel expresses no opinion as to whether a court may find any provision of the Indenture to be unenforceable as an attempt to vary or exclude a limitation period under that Act. This opinion is given as of the date hereof and is limited to the laws of the Province of Ontario and the federal laws of Canada applicable therein. In addition, this opinion is subject to customary assumptions about the Trustees’ authorization, execution and delivery of the Indenture and the genuineness of signatures and certain factual matters, all as stated in the letter of such counsel dated December 27, 2021, which has been filed as Exhibit 5.2 to the Bank’s Form F-3/A filed with the SEC on December 27, 2021.